Exhibit 99.1
1 Fountain Square
Chattanooga, TN 37402
www.unum.com

FOR IMMEDIATE RELEASE

news	Contacts
	INVESTORS	Tom White	423 294 8996
		Matt Barnett	423 294 7498

	MEDIA	Jim Sabourin	423 294 6300

Unum Group Reports Third Quarter 2016 Results

CHATTANOOGA, Tenn. (October 26, 2016) - Unum Group (NYSE: UNM) today reported net income of $236.0 million ($1.01 per diluted common share) for the third quarter of 2016, compared to net income of $203.8 million ($0.83 per diluted common share) for the third quarter of 2015.
After-tax operating income, which excludes after-tax realized investment gains and losses on the Company’s investment portfolio and the amortization of prior period actuarial losses on the Company’s pension plans, was $231.3 million ($0.99 per diluted common share) in the third quarter of 2016, compared to $223.0 million ($0.91 per diluted common share) in the third quarter of 2015. The combined impact of the amounts excluded for the third quarters of 2016 and 2015 equaled net after-tax income of $4.7 million ($0.02 per diluted common share) and net after-tax losses of $19.2 million ($0.08 per diluted common share), respectively.
“Our third quarter results were very strong, driven in large part by solid premium growth in our core business operations,” said Richard P. McKenney, president and chief executive officer.  “We continued to grow the top line and deliver value to our customers, as evidenced by our steady customer retention trends, while further cementing our position as a leader in the employee benefits marketplace. We also continued to generate excess capital, allowing us to invest in our business, such as our acquisition in the dental and vision market, while also directly returning value to shareholders.”

UNUM IS A REGISTERED TRADEMARK AND MARKETING BRAND OF UNUM GROUP AND ITS INSURING SUBSIDIARIES.

RESULTS BY SEGMENT
We measure and analyze our segment performance on the basis of "operating income" or "operating loss", which differ from income before income tax as presented in our consolidated statements of income due to the exclusion of net realized investment gains and losses and non-operating retirement-related gains or losses. These performance measures are in accordance with GAAP guidance for segment reporting, but they should not be viewed as a substitute for income before income tax or net income.
Unum US Segment
Unum US reported operating income of $231.0 million in the third quarter of 2016, an increase of 5.6 percent from $218.7 million in the third quarter of 2015. Premium income for the segment increased 5.9 percent to $1,315.0 million in the third quarter of 2016, compared to premium income of $1,241.8 million in the third quarter of 2015. Net investment income for the segment was $207.3 million in the third quarter of 2016, compared to $214.3 million in the third quarter of 2015.
Within the Unum US operating segment, the group disability line of business reported a 20.6 percent increase in operating income to $85.4 million in the third quarter of 2016, compared to $70.8 million in the third quarter of 2015. Premium income in group disability increased 2.8 percent to $583.6 million in the third quarter of 2016, compared to $567.5 million in the third quarter of 2015, primarily due to an increase in the in-force block due to prior period sales, partially offset by lower persistency. Net investment income declined by 1.3 percent to $120.1 million in the third quarter of 2016, compared to $121.7 million in the third quarter of 2015, primarily due to a decline in yields. The benefit ratio for the third quarter of 2016 was 78.6 percent, compared to 80.5 percent in the third quarter of 2015, due primarily to lower claim incidence rates and favorable claim recovery experience in our group long-term disability product line and shorter claim duration periods and lower prevalence rates in our group short-term disability product line. Group long-term disability sales declined to $24.3 million in the third quarter of 2016, compared to $34.3 million in the third quarter of 2015. Group short-term disability sales declined to $11.7 million in the third quarter of 2016, compared to $15.2 million in the third quarter of 2015. Persistency in the group long-term disability line of business was 90.5 percent for the first nine months of 2016, compared to 92.1 percent for the first nine months of 2015. Persistency in the group short-term disability line of business was 87.4 percent for the first nine months of 2016, compared to 87.9 percent for the first nine months of 2015.
The group life and accidental death and dismemberment line of business reported operating income of $53.4 million in the third quarter of 2016, a decline of 11.3 percent from $60.2 million in the third quarter of 2015. Premium income for this line of business increased 5.5 percent to $388.7 million in the third quarter of 2016, compared to $368.6 million in the third quarter of 2015, primarily due to growth in the in-force block resulting from prior period sales and improved persistency. Net investment income declined 19.0 percent to $28.1 million in the third quarter of 2016, compared to $34.7 million in the third quarter of 2015, primarily due to a decline in the level of invested assets supporting this line of business. The benefit ratio in the third quarter of 2016 was 72.6 percent, compared to 71.0 percent in the third quarter of 2015, reflecting a higher average

UNUM IS A REGISTERED TRADEMARK AND MARKETING BRAND OF UNUM GROUP AND ITS INSURING SUBSIDIARIES.	2

claim size in the group life line, partially offset by favorable experience under group life waiver of premium benefits. Sales of group life and accidental death and dismemberment products declined 8.8 percent in the third quarter of 2016 to $31.1 million, compared to $34.1 million in the third quarter of 2015. Persistency in the group life line of business was 90.3 percent for the first nine months of 2016, compared to 88.5 percent for the first nine months of 2015.
The supplemental and voluntary line of business reported an increase of 5.1 percent in operating income to $92.2 million in the third quarter of 2016, compared to $87.7 million in the third quarter of 2015. Premium income for supplemental and voluntary increased 12.1 percent to $342.7 million in the third quarter of 2016, compared to $305.7 million in the third quarter of 2015, driven by the addition of a U.S. dental and vision product offering resulting from an acquisition in August 2016 (see “Acquisition of Business” as follows), as well as growth in the in-force block of individual disability and voluntary benefits products due to prior period sales and favorable persistency. Net investment income increased to $59.1 million in the third quarter of 2016, compared to $57.9 million in the third quarter of 2015, due to an increase in the level of invested assets, partially offset by a decline in yields. The benefit ratio for the individual disability product line was 52.6 percent for the third quarter of 2016, compared to 52.3 percent for the third quarter of 2015. The benefit ratio for voluntary benefits was 46.5 percent in the third quarter of 2016, compared to 45.8 percent in the third quarter of 2015, primarily driven by less favorable experience in the life product line. The benefit ratio for dental and vision was 68.0 percent. Relative to the third quarter of 2015, sales in the individual disability product line declined 22.6 percent in the third quarter of 2016 to $16.4 million. Sales in the voluntary benefits line of business declined 1.3 percent in the third quarter of 2016 to $45.6 million. Sales in the dental and vision product line totaled $4.5 million. Persistency in the individual disability product line was 91.2 percent for the first nine months of 2016, compared to 90.2 percent for the first nine months of 2015. Persistency in the voluntary benefits product line was 76.8 percent for the first nine months of 2016, compared to 75.3 percent for the first nine months of 2015.
Unum UK Segment
Unum UK reported operating income of $28.2 million in the third quarter of 2016, a decline of 13.8 percent from $32.7 million in the third quarter of 2015. In local currency, operating income increased by 1.9 percent to £21.5 million in the third quarter of 2016, compared to £21.1 million in the third quarter of 2015.
Premium income declined by 12.0 percent to $127.3 million in the third quarter of 2016, compared to $144.6 million in the third quarter of 2015. In local currency, premium income was £96.9 million in the third quarter of 2016, an increase of 3.9 percent from £93.3 million in the third quarter of 2015, primarily resulting from the addition of the U.K. dental product line in September 2015. Net investment income increased 1.8 percent to $28.5 million in the third quarter of 2016, compared to $28.0 million in the third quarter of 2015. In local currency, net investment income increased 19.9 percent to £21.7 million in the third quarter of 2016, compared to £18.1 million in the third quarter of 2015, primarily due to an increase in investment income from inflation index-linked bonds which support the claim reserves associated with certain group policies that provide

UNUM IS A REGISTERED TRADEMARK AND MARKETING BRAND OF UNUM GROUP AND ITS INSURING SUBSIDIARIES.	3

for inflation-linked increases in benefits. The benefit ratio in the third quarter of 2016 was 71.8 percent, compared to 67.8 percent in the third quarter of 2015, due primarily to a higher average claim size and an increase in the claim incidence rate in group life, and a higher average claim size in group long-term disability. The addition of the dental product offering also contributed to the increase in our benefit ratio as this product line typically has a higher benefit ratio than other product lines reported in our supplemental product line.
Sales declined by 1.5 percent to $19.4 million in the third quarter of 2016, compared to $19.7 million in the third quarter of 2015. In local currency, sales for the third quarter of 2016 increased by 15.6 percent to £14.8 million. Persistency in the group long-term disability line of business was 88.7 percent for the first nine months of 2016 compared to 88.5 percent for the first nine months of 2015. Persistency in the group life line of business was 80.1 percent for the first nine months of 2016, compared to 80.6 percent for the first nine months of 2015.
Colonial Life Segment
Colonial Life reported a 3.5 percent increase in operating income to $79.0 million in the third quarter of 2016, compared to $76.3 million in the third quarter of 2015.
Premium income for the third quarter of 2016 increased 6.3 percent to $354.1 million, compared to $333.1 million in the third quarter of 2015, primarily due to sales growth and stable persistency. Net investment income increased by 0.6 percent to $36.1 million in the third quarter of 2016, compared to $35.9 million in the third quarter of 2015. The benefit ratio in the third quarter of 2016 was 51.6 percent, compared to 51.2 percent in the third quarter of 2015, primarily reflecting less favorable mortality experience in the life product line, which was partially offset by favorable claims experience in the accident, sickness, and disability product line and the cancer and critical illness product line.
Sales increased 9.3 percent to $104.2 million in the third quarter of 2016 from $95.3 million in the third quarter of 2015, with favorable sales trends in both the core commercial and public sector market segments. Persistency in Colonial Life was 79.0 percent for the first nine months of 2016 compared to 78.6 percent for the first nine months of 2015.
Closed Block Segment
The Closed Block segment reported operating income of $28.6 million in the third quarter of 2016, compared to operating income of $27.7 million in the third quarter of 2015.
Premium income for this segment declined 2.8 percent in the third quarter of 2016 compared to the third quarter of 2015, due to expected policy terminations and maturities in the individual disability line of business which was partially offset by an increase in premium income for the long-term care line of business resulting from premium rate increases on certain in-force policies less the impact of policy terminations. Net investment income increased 2.0 percent to $334.1 million in the third quarter of 2016, compared to $327.5 million in the third quarter of 2015, due to an increase in the level of invested assets and higher miscellaneous investment income. The interest adjusted loss ratio for the individual disability line of business increased to 81.5 percent in

UNUM IS A REGISTERED TRADEMARK AND MARKETING BRAND OF UNUM GROUP AND ITS INSURING SUBSIDIARIES.	4

the third quarter of 2016, compared to 80.8 percent in the third quarter of 2015, due primarily to unfavorable mortality experience, lower claim recoveries, and a reduction in the claim reserve discount rate to recognize the impact on future portfolio yields from the higher than normal level of bond tenders and calls experienced during 2016. The interest adjusted loss ratio for the long-term care line of business was 93.8 percent in the third quarter of 2016 compared to 89.9 percent in the third quarter of 2015, due to a higher average size of new claims and less favorable mortality experience, as well as the unfavorable impact of a large group case moving to an individual policy ported status during 2016.
Corporate Segment
The Corporate segment reported an operating loss of $41.6 million for the third quarter of 2016, compared to an operating loss of $26.9 million in the third quarter of 2015. The higher operating loss in the third quarter of 2016 was due primarily to lower net investment income, higher interest and debt expense, and higher expenses primarily related to the third quarter of 2016 business acquisition (see “Acquisition of Business” as follows).
OTHER INFORMATION
Acquisition of Business
On August 1, 2016, the Company acquired H&J Capital, L.L.C., parent of Starmount Life Insurance Company and AlwaysCare Benefits, for an initial cash purchase price of $140.1 million plus contingent cash consideration of $10.0 million to be paid upon satisfaction of certain conditions. Starmount Life Insurance Company is an independent provider of dental and vision insurance in the U.S. workplace, and AlwaysCare Benefits is a nationally licensed, third-party administrator. This acquisition, the results of which are included in our consolidated financial statements for the period subsequent to the date of acquisition, did not have a material impact on revenue or results of operations during the third quarter of 2016. The existing dental and vision products as well as new dental and vision products to be marketed by Unum US are reported in the Unum US segment within the supplemental and voluntary product lines. Colonial Life dental and vision products are expected to be introduced in 2018.
Shares Outstanding
The Company’s weighted average number of shares outstanding, assuming dilution was 234.2 million for the third quarter of 2016, compared to 246.3 million for the third quarter of 2015. Shares outstanding totaled 232.1 million at September 30, 2016. During the third quarter of 2016, the Company repurchased approximately 2.9 million shares at a cost of approximately $100 million.
Capital Management
At September 30, 2016, the weighted average risk-based capital ratio for the Company’s traditional U.S. insurance companies was approximately 395 percent, and cash and marketable securities in the holding companies equaled approximately $598 million, excluding amounts committed for subsidiary contributions.

UNUM IS A REGISTERED TRADEMARK AND MARKETING BRAND OF UNUM GROUP AND ITS INSURING SUBSIDIARIES.	5

Book Value
Book value per common share as of September 30, 2016 was $40.33, compared to $35.25 at September 30, 2015.
Outlook
The Company’s expectation for after-tax operating income growth per share for full-year 2016 is at to slightly above the higher end of the range of three percent to six percent.
NON-GAAP FINANCIAL MEASURES
We analyze our performance using non-GAAP financial measures. A non-GAAP financial measure is a numerical measure of a company's performance, financial position, or cash flows that excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. The non-GAAP financial measure of "after-tax operating income" differs from net income as presented in our consolidated operating results and income statements prepared in accordance with GAAP due to the exclusion of net realized investment gains and losses and non-operating retirement-related gains or losses as specified in the reconciliations below. We believe operating income is a better performance measure and better indicator of the profitability and underlying trends in our business.
Realized investment gains or losses depend on market conditions and do not necessarily relate to decisions regarding the underlying business of our segments. Our investment focus is on investment income to support our insurance liabilities as opposed to the generation of realized investment gains or losses. Although we may experience realized investment gains or losses which will affect future earnings levels, a long-term focus is necessary to maintain profitability over the life of the business since our underlying business is long-term in nature, and we need to earn the interest rates assumed in calculating our liabilities.
The amortization of prior period actuarial gains or losses, a component of the net periodic benefit cost for our pensions and other postretirement benefit plans, is driven by market performance as well as plan amendments and is not indicative of the operational results of our businesses. We believe that excluding the amortization of prior period gains or losses from operating income or loss provides investors with additional information for comparison and analysis of our operating results. Although we manage our non-operating retirement-related gains or losses separately from the operational performance of our business, these gains or losses impact the overall profitability of our company and have historically increased or decreased over time, depending on plan amendments and market conditions and the resulting impact on the actuarial gains or losses in our pensions and other postretirement benefit plans.
We may at other times exclude certain other items from our discussion of financial ratios and metrics in order to enhance the understanding and comparability of our operational performance and the underlying fundamentals, but this exclusion is not an indication that similar items may not recur and does not replace net income or net loss as a measure of our overall profitability.
Information reconciling the Company’s outlook on after-tax operating income growth per share to the comparable GAAP financial measure is not provided. The only amounts excluded from after-tax operating income are those described in the preceding paragraphs. While the amortization of prior period actuarial gains or losses in our net

UNUM IS A REGISTERED TRADEMARK AND MARKETING BRAND OF UNUM GROUP AND ITS INSURING SUBSIDIARIES.	6

periodic benefit cost for our pensions and other postretirement benefit plans is generally consistent in a given annual period and can reasonably be predicted, the Company is unable to predict with reasonable certainty realized investment gains and losses, which are affected by overall market conditions and also by factors such as an economic or political change in the country of the issuer, a regulatory change pertaining to the issuer’s industry, a significant improvement or deterioration in the cash flows of the issuer, unforeseen accounting irregularities or fraud committed by an issuer, movement in credit spreads, ratings upgrades or downgrades, a change in the issuer’s marketplace or business prospects, or any other event that significantly affects the issuers of the fixed maturity securities which the Company holds in its investment portfolio.
CONFERENCE CALL INFORMATION
Members of Unum Group senior management will host a conference call on Thursday, Oct. 27, at 9 a.m. (Eastern Time) to discuss the results of operations for the third quarter. Topics may include forward-looking information, such as the Company’s outlook on future results, trends in operations, and other material information.
The dial-in number for the conference call is (800) 753-9057 for U.S. and Canada (pass code 1162703). For international, the dial-in number is (913) 312-0860 (pass code 1162703). A live webcast of the call will also be available at www.investors.unum.com in a listen-only mode. It is recommended that webcast viewers access the “Investors” section of the Company’s website and opt-in to the webcast approximately 5-10 minutes prior to the start of the call. The Company will maintain a replay of the call on its website through Thursday, Nov. 3. A replay of the call will also be available by dialing (888) 203-1112 (U.S. and Canada) or (719) 457-0820 (International) pass code 1162703.
In conjunction with today’s earnings announcement, the Company’s Statistical Supplement for the third quarter of 2016 is available on the “Investors” section of the Company’s website.
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ABOUT UNUM GROUP
Unum (www.unum.com) is one of the leading providers of employee benefits products and services and the largest provider of disability insurance products in the United States and the United Kingdom.
SAFE HARBOR STATEMENT
Certain information in this press release constitutes "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are those not based on historical information, but rather relate to our outlook, future operations, strategies, financial results, or other developments and speak only as of the date made. These forward-looking statements, including statements about anticipated growth in after-tax operating income per share, are subject to numerous assumptions, risks, and uncertainties, many of which are beyond our control. The following factors, in addition to other factors mentioned from time to time, may cause actual results to differ materially from those contemplated by the forward-looking statements: (1) sustained periods of low interest rates; (2) fluctuation in insurance reserve liabilities and claim payments due to changes in claim incidence, recovery rates, mortality and morbidity rates, and policy benefit offsets due to, among other factors, the rate of unemployment and consumer confidence, the emergence of new diseases, epidemics, or pandemics, new trends and developments in medical treatments, the effectiveness of our claims operational processes, and

UNUM IS A REGISTERED TRADEMARK AND MARKETING BRAND OF UNUM GROUP AND ITS INSURING SUBSIDIARIES.	7

changes in government programs; (3) unfavorable economic or business conditions, both domestic and foreign; (4) legislative, regulatory, or tax changes, both domestic and foreign, including the effect of potential legislation and increased regulation in the current political environment; (5) investment results, including, but not limited to, changes in interest rates, defaults, changes in credit spreads, impairments, and the lack of appropriate investments in the market which can be acquired to match our liabilities; (6) a cyber attack or other security breach could result in the unauthorized acquisition of confidential data; (7) the failure of our business recovery and incident management processes to resume our business operations in the event of a natural catastrophe, cyber attack, or other event; (8) increased competition from other insurers and financial services companies due to industry consolidation, new entrants to our markets, or other factors; (9) execution risk related to our technology needs; (10) changes in our financial strength and credit ratings; (11) damage to our reputation due to, among other factors, regulatory investigations, legal proceedings, external events, and/or inadequate or failed internal controls and procedures; (12) actual experience that deviates from our assumptions used in pricing, underwriting, and reserving; (13) actual persistency and/or sales growth that is higher or lower than projected; (14) changes in demand for our products due to, among other factors, changes in societal attitudes, the rate of unemployment, consumer confidence, and/or legislative and regulatory changes, including healthcare reform; (15) effectiveness of our risk management program; (16) contingencies and the level and results of litigation; (17) availability of reinsurance in the market and the ability of our reinsurers to meet their obligations to us; (18) ineffectiveness of our derivatives hedging programs due to changes in the economic environment, counterparty risk, ratings downgrades, capital market volatility, changes in interest rates, and/or regulation; (19) changes in accounting standards, practices, or policies; (20) fluctuation in foreign currency exchange rates; (21) ability to generate sufficient internal liquidity and/or obtain external financing; (22) recoverability and/or realization of the carrying value of our intangible assets, long-lived assets, and deferred tax assets; and (23) terrorism, both within the U.S. and abroad, ongoing military actions, and heightened security measures in response to these types of threats.
For further discussion of risks and uncertainties which could cause actual results to differ from those contained in the forward-looking statements, see Part 1, Item 1A “ Risk Factors” of our annual report on Form 10-K for the year ended December 31, 2015 and, to the extent applicable, our subsequent quarterly reports on Form 10-Q. The forward-looking statements in this press release are being made as of the date of this press release, and the Company expressly disclaims any obligation to update or revise any forward-looking statement contained herein, even if made available on our website or otherwise.

UNUM IS A REGISTERED TRADEMARK AND MARKETING BRAND OF UNUM GROUP AND ITS INSURING SUBSIDIARIES.	8

Unum Group
FINANCIAL HIGHLIGHTS
(Unaudited)

($ in millions, except share data)
	Three Months Ended September 30		Nine Months Ended September 30
	2016	2015	2016	2015
Revenue
Premium Income	$2,089.4	$2,020.8	$6,258.5	$6,044.6
Net Investment Income	611.4	612.1	1,841.1	1,844.8
Net Realized Investment Gain (Loss)	11.0	(26.6)	(4.2)	(41.1)
Other Income	51.5	51.5	154.6	160.6
Total Revenue	2,763.3	2,657.8	8,250.0	8,008.9

Benefits and Expenses
Benefits and Change in Reserves for Future Benefits	1,742.6	1,690.9	5,205.9	5,047.6
Commissions	256.8	246.3	771.7	747.8
Interest and Debt Expense	45.2	38.1	126.2	113.9
Deferral of Acquisition Costs	(147.8)	(139.4)	(447.0)	(425.1)
Amortization of Deferred Acquisition Costs	118.8	117.0	377.2	375.4
Other Expenses	415.6	406.0	1,239.5	1,227.6
Total Benefits and Expenses	2,431.2	2,358.9	7,273.5	7,087.2

Income Before Income Tax	332.1	298.9	976.5	921.7
Income Tax	96.1	95.1	293.1	280.7

Net Income	$236.0	$203.8	$683.4	$641.0

PER SHARE INFORMATION

Net Income Per Common Share
Basic	$1.01	$0.83	$2.89	$2.58
Assuming Dilution	$1.01	$0.83	$2.88	$2.57

Weighted Average Common Shares - Basic (000s)	233,752.0	245,400.0	236,744.3	248,372.9
Weighted Average Common Shares - Assuming Dilution (000s)	234,213.5	246,324.4	237,143.8	249,228.1
Outstanding Shares - (000s)			232,095.5	243,422.0

UNUM IS A REGISTERED TRADEMARK AND MARKETING BRAND OF UNUM GROUP AND ITS INSURING SUBSIDIARIES.	9

Reconciliation of Non-GAAP Financial Measures

	Three Months Ended September 30
	2016		2015
		per share *		per share *
Net Income	$236.0	$1.01	$203.8	$0.83
Excluding:
Net Realized Investment Gain (Loss) (net of tax expense (benefit) of $3.7; $(9.3))	7.3	0.03	(17.3)	(0.07)
Non-operating Retirement-related Loss (net of tax benefit of $1.5; $1.1)	(2.6)	(0.01)	(1.9)	(0.01)
After-tax Operating Income	$231.3	$0.99	$223.0	$0.91

* Assuming Dilution

	September 30
	2016		2015
		per share		per share
Total Stockholders' Equity (Book Value)	$9,361.2	$40.33	$8,581.1	$35.25
Excluding:
Net Unrealized Gain on Securities	803.2	3.47	158.6	0.65
Net Gain on Cash Flow Hedges	335.2	1.44	405.1	1.66
Subtotal	8,222.8	35.42	8,017.4	32.94
Excluding:
Foreign Currency Translation Adjustment	(305.2)	(1.32)	(146.6)	(0.60)
Subtotal	8,528.0	36.74	8,164.0	33.54
Excluding:
Unrecognized Pension and Postretirement Benefit Costs	(382.5)	(1.65)	(395.1)	(1.62)
Total Stockholders' Equity, Excluding Accumulated Other Comprehensive Income	$8,910.5	$38.39	$8,559.1	$35.16

UNUM IS A REGISTERED TRADEMARK AND MARKETING BRAND OF UNUM GROUP AND ITS INSURING SUBSIDIARIES.	10